Exhibit 2

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into and effective as of January 18, 2006, by and among Trilogy, Inc., a Delaware corporation (“Parent”), V Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and Versata, Inc., a Delaware corporation (the “Company”).

WHEREAS, pursuant to and in accordance with that certain Agreement and Plan of Merger dated December 7, 2005, by and among Parent, Sub, and the Company (the “Original Agreement”), the Tender Offer (as defined in the Original Agreement) expired at 12:00 midnight, Eastern Standard Time, on January 17, 2006 and Parent accepted all of the approximately 6,676,036 shares of common stock, $0.001 par value per share, of the Company (“Company Common Stock”) (representing in excess of 81% of the issued and outstanding shares of Company Common Stock) validly tendered and not validly withdrawn pursuant to the Tender Offer;

WHEREAS, further delay in the integration of operations could cause material adverse effects on the Company; and

WHEREAS, Parent, Sub, and the Company desire to amend the Original Agreement in order to grant to Parent and Sub the Option (defined below) pursuant to and in accordance with this Agreement;

NOW, THEREFORE, in consideration of the foregoing and other consideration, Parent, Sub, and the Company hereby agree as follows:

1.                                       Option to Acquire Additional Shares.  The Company hereby grants to Parent and Sub an irrevocable option (the “Option”) to purchase up to that number of newly issued shares of the Company Common Stock (the “Option Shares”) equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent, Sub, and the affiliates of Parent or Sub immediately following consummation of the Tender Offer, shall constitute ninety and one-half percent (90.5%) of the shares of Company Common Stock then outstanding on a fully diluted basis (after giving effect to the issuance of the Option Shares) for a consideration per Option Share equal to the Offer Price.

In the event Parent and/or Sub wish to exercise the Option, Parent shall give the Company one-day prior written notice specifying the number of shares of the Company Common Stock that are or shall be owned by Parent, Sub, and the affiliates of Parent and Sub immediately following consummation of the Tender Offer and specifying a place and a time for the closing of such purchase.  The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Parent specifying the number of Option Shares.  At the closing of the purchase of the Option Shares, the portion of the purchase price owing upon exercise of the Option which equals the product of (x) the number of shares of Company Common Stock purchased pursuant to such Purchaser Option, multiplied by (y) the Offer Price, shall be paid to the Company in cash by wire transfer or cashier’s check or pursuant to a promissory note in substantially the form attached as Exhibit A hereto.

2.                                       Amendment.  Parent, Sub and the Company hereby agree that the Original Agreement, as amended by this Agreement, and the promissory note in substantially the form attached as Exhibit A hereto, once executed, cannot be amended prior to the Effective Time.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TRILOGY, INC.

Name:
Title:

V ACQUISITION, INC.

Name:
Title:

VERSATA, INC.

Name:
Title:

EXHIBIT A

Form of Promissory Note

[ATTACHED]

Demand Promissory Note

$3,047,302.30	January 19, 2006

ON DEMAND, FOR VALUE RECEIVED, the undersigned Trilogy, Inc., a Delaware corporation (“Maker”) unconditionally promises to pay to the order of Versata, Inc., a Delaware corporation (“Payee”), its successors and assigns, without setoff, at its offices at 300 Lakeside Drive, Suite 1300, Oakland, CA  94612, or at such other place as may be designated by Payee, the principal amount of THREE MILLION FORTY-SEVEN THOUSAND THREE HUNDRED TWO DOLLARS AND THIRTY CENTS ($3,047,302.30), in immediately available funds, together with interest computed daily on the outstanding principal balance hereunder, at an annual interest rate, and in accordance with the payment schedule, indicated below.

1.                                       Rate.  The interest rate is a rate per year equal to the Prime Rate.

“Prime Rate” is the fluctuating rate of interest established by Bank of America, N.A. from time to time, as its “prime rate,” at its sole discretion, whether or not such rate shall be otherwise published, based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.  If the Prime Rate becomes unavailable during the term of this loan, Payee may designate a substitute index after notifying Maker.  Payee will tell Maker the current Index rate upon Maker’s request.  The interest rate change will not occur more often than each date of such change in the Index.  Maker understands that Payee may make loans based on other rates as well.

Notwithstanding any provision of this Note or any other agreement or commitment between Maker and Payee, whether written or oral, express or implied, Payee shall never be entitled to charge, receive, or collect, nor shall amounts received hereunder be credited so that Payee shall be paid, as interest a sum greater than interest at the Maximum Rate. It is the intention of the parties that the Note, and all instruments securing the payment of the Note or executed or delivered in connection therewith, shall comply with applicable law.  If Payee ever contracts for, charges, receives or collects anything of value which is deemed to be interest under applicable law, and if the occurrence of any circumstance or contingency, whether acceleration of maturity of the Note, prepayment of the Note, delay in advancing proceeds of the Note, or any other event, should cause such interest to exceed the maximum lawful amount, any amount which exceeds interest at the Maximum Rate shall be applied to the reduction of the unpaid principal balance of the Note or any other indebtedness owed to Payee by Maker, and if the Note and such other indebtedness are paid in full, any remaining excess shall be paid to Maker.  In determining whether the interest exceeds interest at the Maximum Rate, the total amount of interest shall be spread, prorated and amortized throughout the entire term of the Note until its payment in full. The term “Maximum Rate” as used in this Note means the maximum nonusurious rate of interest per annum permitted by whichever of applicable United States federal law or Texas law permits the higher interest rate, including to the extent permitted by applicable law, any amendments thereof hereafter or any new law hereafter coming into effect to the extent a higher Maximum Rate is permitted thereby.

To the extent, if any, that Chapter 303 of the Texas Finance Code, as amended, (the “Act”) is relevant to Payee for purposes of determining the Maximum Rate, the parties elect to determine the Maximum Rate under the Act pursuant to the “weekly ceiling” from time to time in effect, as referred to and defined in

§303.001-303.016 of the Act; subject, however, to any right Payee subsequently may have under applicable law to change the method of determining the Maximum Rate.

2.                                       Accrual Method.  Unless otherwise indicated, interest at the Rate set forth above will be calculated by the 365/360 day method (a daily amount of interest is computed for a hypothetical year of 360 days; that amount is multiplied by the actual number of days for which any principal is outstanding hereunder).

3.                                       Payment.  The outstanding principal and accrued interest on this note shall be due and payable on demand.

4.                                       Payment Application.  All payments received hereunder shall be applied first to the payment of any expense or charges payable hereunder or under any other loan documents executed in connection with this Note, then to interest due and payable, with the balance applied to principal, or in such other order as Payee shall determine at its option.

5.                                       Waivers, Consents and Covenants.  Maker, any indorser or guarantor hereof, or any other party hereto (individually an “Obligor” and collectively “Obligors”) and each of them jointly and severally: (a) waive presentment, demand, protest, notice of demand, notice of intent to accelerate, notice of acceleration of maturity, notice of protest, notice of nonpayment, notice of dishonor, and any other notice required to be given under the law to any Obligor in connection with the delivery, acceptance, performance, default or enforcement of this Note, any indorsement or guaranty of this Note, or any other documents executed in connection with this Note or any other note or other loan documents now or hereafter executed in connection with any obligation of Maker to Payee (the “Loan Documents”); (b) consent to all delays, extensions, renewals or other modifications of this Note or the Loan Documents, or waivers of any term hereof or of the Loan Documents, or release or discharge by Payee of any of Obligors, or release, substitution or exchange of any security for the payment hereof, or the failure to act on the part of Payee, or any indulgence shown by Payee (without notice to or further assent from any of Obligors),  and agree that no such action, failure to act or failure to exercise any right or remedy by Payee shall in any way affect or impair the obligations of any Obligors or be construed as a waiver by Payee of, or otherwise affect, any of Payee’s rights under this Note, under any indorsement or guaranty of this Note or under any of the Loan Documents; and (c) agree to pay, on demand, all costs and expenses of collection or defense of this Note or of any indorsement or guaranty hereof and/or the enforcement or defense of Payee’s rights with respect to, or the administration, supervision, preservation, or protection of, or realization upon, any property securing payment hereof, including, without limitation, reasonable attorney’s fees, including fees related to any suit, mediation or arbitration proceeding, out of court payment agreement, trial, appeal, bankruptcy proceedings or other proceeding, in such amount as may be determined reasonable by any arbitrator or court, whichever is applicable.

6.                                       Prepayments.  Prepayments may be made in whole or in part at any time without any penalty.  All prepayments of principal shall be applied in the inverse order of maturity, or in such other order as Payee shall determine in its sole discretion.

7.                                       Remedies upon Default.  Whenever there is a default under this Note (a) the entire balance outstanding hereunder and all other obligations of any Obligor to Payee (however acquired or evidenced) shall, at the option of Payee, become immediately due and payable and any obligation of Payee to permit further borrowing under this Note shall immediately cease and terminate, and/or (b) to the extent permitted by law, the Rate of interest on the unpaid principal shall be increased at Payee’s discretion up to the maximum rate allowed by law, or if none, 25% per annum (the “Default Rate”).  The provisions herein for a Default Rate shall not be deemed to extend the time

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for any payment hereunder or to constitute a “grace period” giving  Obligors a right to cure any default.  At Payee’s option, any accrued and unpaid interest, fees or charges may, for purposes of computing and accruing interest on a daily basis after the due date of the Note or any installment thereof, be deemed to be a part of the principal balance, and interest shall accrue on a daily compounded basis after such date at the Default Rate provided in this Note until the entire outstanding balance of principal and interest is paid in full.  Upon a default under this Note, Payee is hereby authorized at any time, at its option and without notice or demand, to set off and charge against any deposit accounts of any Obligor (as well as any money, instruments, securities, documents, chattel paper, credits, claims, demands, income and any other property, rights and interests of any Obligor), which at any time shall come into the possession or custody or under the control of Payee or any of its agents, affiliates or correspondents, any and all obligations due hereunder.  Additionally, Payee shall have all rights and remedies available under each of the Loan Documents, as well as all rights and remedies available at law or in equity.

8.                                       Non-Waiver.  The failure at any time of Payee to exercise any of its options or any other rights hereunder shall not constitute a waiver thereof, nor shall it be a bar to the exercise of any of its options or rights at a later date.  All rights and remedies of Payee shall be cumulative and may be pursued singly, successively or together, at the option of Payee.  The acceptance by Payee of any partial payment shall not constitute a waiver of any default or of any of Payee’s rights under this Note.  No waiver of any of its rights hereunder, and no modification or amendment of this Note, shall be deemed to be made by Payee unless the same shall be in writing, duly signed on behalf of Payee; each such waiver shall apply only with respect to the specific instance involved, and shall in no way impair the rights of Payee or the obligations of Obligors to Payee in any other respect at any other time.

9.                                       Applicable Law, Venue and Jurisdiction.  Maker agrees that this Note shall be deemed to have been made in the State of Texas and shall be governed by, and construed in accordance with, the laws of the State of Texas.  In any litigation in connection with or to enforce this Note or any indorsement or guaranty of this Note or any Loan Documents, Obligors, and each of them, irrevocably consent to and confer personal jurisdiction on the courts of the State of Texas or the United States courts located within the State of Texas.  Nothing contained herein shall, however, prevent Payee from bringing any action or exercising any rights within any other state or jurisdiction or from obtaining personal jurisdiction by any other means available under applicable law.

10.                                 Partial Invalidity.  The unenforceability or invalidity of any provision of this Note shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of this Note or of the Loan Documents to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

11.                                 Binding Effect.  This Note shall be binding upon and inure to the benefit of Maker, Obligors and Payee and their respective successors, assigns, heirs and personal representatives, provided, however, that no obligations of Maker or Obligors hereunder can be assigned without prior written consent of Payee.

12.                               Controlling Document.  To the extent that this Note conflicts with or is in any way incompatible with any other document related specifically to the loan evidenced by this Note, this Note shall control over any other such document, and if this Note does not address an issue, then each other such document shall control to the extent that it deals most specifically with an issue.

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13.                               Waiver of Jury Trial.  MAKER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, WHICH WAIVER IS INFORMED AND VOLUNTARY.

14.                                 Maker represents to Payee that the proceeds of this loan are to be used primarily for business OR commercial purposes.  Maker acknowledges having read and understood, and agrees to be bound by, all terms and conditions of this Note.

15.                                 NOTICE OF FINAL AGREEMENT:  THIS WRITTEN PROMISSORY NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

MAKER:

TRILOGY, INC.

By:	/s/ Sean Fallon
Name: Sean Fallon
Title: VP Finance

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